EXHIBIT 15

LETTER IN LIEU OF CONSENT FOR REVIEW REPORT
October 27, 2021
To the Board of Directors and Shareholders of
The Boeing Company
Chicago, Illinois
We are aware that our report dated October 27, 2021, on our review of the interim financial information of The Boeing Company and subsidiaries appearing in this Quarterly Report on Form 10-Q for the quarter ended September 30, 2021, is incorporated by reference in Registration Statement Nos. 33-25332, 33-31434, 33-43854, 33-58798, 33-52773, 333-16363, 333-26867, 333-32461, 333-32491, 333-32499, 333-32567, 333-41920, 333-54234, 333-73252, 333-107677, 333-140837, 333-156403, 333-160752, 333-163637, 333-195777, 333-228097, and 333-252770 on Form S-8 and Registration Statement Nos. 333-240300, 333-249827, and 333-250000 on Form S-3.

/s/ Deloitte & Touche LLP

Chicago, Illinois